UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2023

VECTOR ACQUISITION CORPORATION II

(Exact name of registrant as specified in its charter)

Cayman Islands	001-39560	98-1575612
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Market Street Steuart Tower, 23rd Floor San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 293-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares	VAQC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2023, Vector Acquisition Corporation II (the “Company”) held an annual general meeting of shareholders (the “Meeting”) to vote on the proposals described under Item 5.07 of this Current Report on Form 8-K (the “Current Report”). At the Meeting, the shareholders approved a proposal (the “Trust Amendment Proposal”) to amend the Company’s investment management trust agreement, dated as of March 9, 2021 (the “IMTA”), by and between the Company and Continental Stock Transfer & Trust Company (“CST”), to extend the date by which the Company has to consummate a business combination from March 12, 2023 to March 12, 2024 or such earlier date as is determined by the Company’s board of directors (the “Board”) to be in the best interests of the Company.

Following such approval by the Company’s shareholders, the Company and CST entered into Amendment No. 1 to the IMTA on March 8, 2023 (the “IMTA Amendment”). The foregoing description of the IMTA Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the IMTA Amendment, a copy of which is filed herewith as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders

The information disclosed in Item 5.03 of this Current Report with respect to the Extension Amendment and the Redemption Limitation Amendment (each as defined below) is incorporated by reference into this Item 3.03 to the extent required.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Meeting, the Company’s shareholders also approved two proposals to amend the Company’s amended and restated memorandum and articles of association (the “Articles”). The first such proposal (the “Extension Amendment Proposal”) sought to amend the Articles to extend the date by which the Company has to consummate a business combination from March 12, 2023 to March 12, 2024 or such earlier date as is determined by the Board to be in the best interests of the Company (the “Extension Amendment”). The second such proposal (the “Redemption Limitation Amendment Proposal”) sought to amend the Articles to remove the limitation that the Company shall not redeem Class A ordinary shares sold in its initial public offering to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Amendment”).

The foregoing description is qualified in its entirety by reference to the amendment to the Company’s Articles, a copy of which is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Meeting, holders of 44,049,284 ordinary shares (consisting of 32,799,284 Class A ordinary shares and 11,250,000 founder shares (as defined below)) were present in person, virtually over the Internet or by proxy, representing 76.8% of the voting power of the Company’s ordinary shares as of February 16, 2023, the record date for the Meeting, and constituting a quorum for the transaction of business.

In addition to the Extension Amendment Proposal, Redemption Limitation Amendment Proposal and Trust Amendment Proposal described above, the holders of the founder shares voted on a fourth proposal at the Meeting to re-appoint David Kennedy as a Class I director, to serve until the 2026 annual general meeting and until his successor is appointed and qualified (the “Director Proposal”).

The applicable shareholders approved the Extension Amendment Proposal, the Redemption Limitation Amendment Proposal, the Trust Amendment Proposal and the Director Proposal.

The voting results for each proposal were as follows:

The Extension Amendment Proposal

For	Against	Abstain
40,491,912	3,557,372	0

The Redemption Limitation Amendment Proposal

For	Against	Abstain
39,156,044	4,893,240	0

The Trust Amendment Proposal

For	Against	Abstain
39,156,050	4,893,234	0

The Director Proposal

For	Against	Abstain
11,250,000	0	0

Item 8.01. Other Events.

Conversion of Founder Shares

On March 8, 2023, the holders of the Company’s outstanding Class B ordinary shares, par value $0.0001 per share (the “founder shares”), converted all outstanding founder shares into Class A ordinary shares. Notwithstanding the conversions, such holders will not be entitled to receive any monies held in the Company’s trust account as a result of their ownership of any Class A ordinary shares issued upon conversion of the founder shares.

Redemptions

In connection with the vote to approve the Extension Amendment Proposal, holders of 41,093,174 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of approximately $420 million. As a result, approximately $39.9 million will remain in the Company’s trust account and 16,256,826 Class A ordinary shares remain outstanding (including the converted founder shares).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description of Exhibits

3.1	Amendment to Amended and Restated Memorandum and Articles of Association.

10.1	Amendment No. 1 to Investment Management Trust Agreement, dated as of March 8, 2023, by and between the Company and CST.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2023	VECTOR ACQUISITION CORPORATION II

	By:	/s/ Alex Slusky
	Name:	Alex Slusky
	Title:	Chief Executive Officer and Chairman

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